March 1, 2018

Abel Pomar

President and Chief Executive Officer

Evangelical Christian Credit Union

955 W. Imperial Highway

Brea, CA 92821

RE: Addendum to Master Services Agreement dated April 1, 2016

Dear Abel,

The purpose of this letter is to formalize agreed upon changes of the aforementioned Master Services Agreement between Evangelical Christian Credit Union and Ministry Partners Investment Company, originally executed on April 1, 2016.

As consideration “for the performance of the Services set forth in Exhibit 1, Credit Union (ECCU) shall continue to pay the Company (MPIC) the amount of four thousand five hundred dollars ($4,500) per month to be invoiced to Credit Union by Company at the end of each month in which the services are performed. In addition, Credit Union shall pay to the Company the reasonable and necessary travel, marketing and business development costs associated with performing the Services provided, however, that any travel costs exceeding $1,000 shall require prior approval of the credit union.” In addition, the above referenced “Exhibit 1”, item 2, is amended as follows: “Company (MPIC) will visit each of the 21 ECCU specified churches/members in the 12 months following the execution of this agreement.

Furthermore, the Company will pay the Credit Union a 0.50% basis point referral fee on all loans successfully closed and funded that were formally referred to the Company by Credit Union personnel. Conversely, the Credit Union will pay the Company a 0.50% basis point referral fee on all loans successfully closed and funded that were formally referred to the Credit Union by Company personnel. In both cases, the referral fee will be paid within 15 days of the closing date of the loan. Formal referrals will be reported on a monthly basis for monitoring, with actual production results reported upon each quarter.

By signing below, both Evangelical Christian Credit Union and Ministry Partners Investment Company hereby agree to the terms outlined in the Addendum to the Master Services Agreement dated April 1, 2016.

/s/Joseph Turner Joseph Turner President and Chief Executive Officer Ministry Partners Investment Company	/s/Abel Pomar Abel Pomar President & Chief Executive Officer Evangelical Christian Credit Union

915 W. Imperial Hwy  Suite 120, Brea, CA 92821

Tel:  (714) 671-5720 | Fax: (714) 671-571-5767

Email:info@ministrypartners.org

Toll Free Nationwide (800) 753-6742